EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Spartan Motors Adds Hugh W. Sloan to Board of Directors

CHARLOTTE, Michigan, May 1, 2007 - Spartan Motors, Inc. (Nasdaq: SPAR) today announced its board of directors has increased the size of the board from seven to eight members and elected Hugh W. Sloan, deputy chairman of the Woodbridge Foam Corporation, to the board. Sloan will serve as an independent director and on the audit and compensation committees.

"Hugh Sloan brings extensive operational and board experience to Spartan," said David R. Wilson, chairman of Spartan Motors. "He has a successful track record of building growth companies, and his experience with global markets will be a critical perspective as we focus on becoming the premier manufacturer of specialty vehicles and chassis in North America."

Sloan is deputy chairman of the board of the Woodbridge Foam Corporation, a $1 billion supplier of polyurethane foam to the automotive industry with 85 operations worldwide. For more than 20 years, Sloan held various management positions with Woodbridge Foam Corporation, including president of the company's automotive group. Sloan is a member of the boards of directors of Manulife Financial Corporation and Wescast Industries Inc. and a former president, general manager and director of Budd Canada, Inc. He is also a former Staff Assistant to President Richard Nixon and a former Trustee of Princeton University.

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance, emergency-rescue and specialty vehicle markets. The Company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM - are known for quality, value, service and being the first to market with innovative products. The Company employs approximately 1,100 at facilities in Michigan, Pennsylvania, South Carolina, and South Dakota. Spartan reported sales of $445 million in 2006 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:

John Sztykiel, CEO, or Jim Knapp, CFO Spartan Motors, Inc. (517) 543-6400	Jeff Lambert or Ryan McGrath Lambert, Edwards & Associates, Inc. (616) 233-0500 / rmcgrath@lambert-edwards.com

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